EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Gerald Rubin

07-10-11/10:00 am CT

Confirmation # 6648847

HELEN OF TROY, LTD.

Moderator: Gerald Rubin

January 10, 2011

10:00 am CT

Operator:  Good morning and welcome, ladies and gentlemen, to the Helen of Troy Third Quarter conference call for fiscal 2011.

At this time, I’d like to inform you that all participants are in a listen-only mode.

At the request of the company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President; Thomas Benson, Senior Vice President and Chief Financial Officer; Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Robert Spear. Please go ahead, sir.

Robert Spear:  Good morning everyone and welcome to Helen of Troy’s third quarter financial results conference call for fiscal 2011. The agenda for this morning’s conference call is as follows.

We’ll have a brief forward-looking statement and review followed by Mr. Rubin who will discuss our third quarter earnings release and related results of operations for Helen of Troy followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer.

And finally, we’ll open it up for questions and answers for those of you with further questions.

Safe Harbor statement, this conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates, believes, expects” and other similar words identify forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual.

This conference call may also include information that may be considered non-GAAP financial information.  These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the Investor Relations tab on our homepage and then the News tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Thanks Bob. Good morning everybody and welcome to our third quarter conference call.

Helen of Troy Limited, designer, developer and worldwide marketer of brand-name personal care and household consumer products today reported increases in net sales revenue and net income for the three and nine months ending November 30, 2010.

Third quarter net sales revenue was $205 million versus net sales revenue of $189,399,000 in the same period of the prior year — an increase of 8.2%.

Net sales revenue for the nine months ended November 30, 2010 was $540 million versus net sales revenue of $495,465,000 for the same period last year — an increase of 9%.

Third quarter net income was $27 million or 86 cents per fully diluted shares compared to $24,733,000 or 80 cents per fully diluted share for the same period a year earlier — an increase of 9.4% in net income for the quarter.

Net income for the nine months ending November 30, 2010 was 68,923,000 or $2.26 per fully diluted share versus $55 million or $1.79 per fully diluted share for the same period a year earlier — an increase of 25% in net income for the nine months ending November 30, 2010.

Net sales revenue in the household segment for the third quarter of fiscal 2011 increased to $58,495,000 compared to $55,193,000 for the same period last year — an increase of $3.3 million or 6%.

Net sales revenue in the Houseware segment for the nine months ending November 30, 2010 increased to $162 million compared with $148,447,000 for the same period last year — an increase of $13,677,000 or 9.2%.

Net sales revenue in the personal care segment for the third quarter of fiscal 2011 increased to $146,506,000 compared with $134,206,000 for the same period last year — an increase of $12,300,000 or 9.2%.

Net sales revenue in the personal care segment for the nine months ending November 30, 2010 increased to $377,853,000 compared with $347,018,000 for the same period last year — an increase of $30,835,000 or 8.9%.

We are very pleased with our operating results for the third quarter and nine months ending November 30, 2010, which we achieved in a continuing difficult retail sales environment.

Our Housewares segment continued its sales growth benefiting from our sales in the dry and wet food storage categories.

Our personal care segment continued its sales growth benefiting from our acquisition of the Pert Plus and Sure brands.

We look forward to the future with great optimism as we continue to review and adjust our business activities to address a slowly improving economic environment. We also continue our focus on targeted expense reductions while striving to increase sales and net income for the coming year. We believe that our innovative product introductions will be the basis for positioning our company for continued growth and success.

On December 31, 2010, we completed our previously announced acquisition of Kaz Incorporated which will further diversify and expand our world class consumer brands. We look forward to the additional annual sales revenue from Kaz of over $400 million and the additional brands that included Vicks, Braun, Honeywell, Stinger, Softheat and Kaz. The new products include vaporizers, humidifiers, and digital infrared and noninvasive thermometers, blood pressure monitors, hot/cold healthcare therapy, air purifiers, seasonal humidifiers, heaters, fans and dehumidifiers and lawn and garden products.

I now would like to turn the conference over to Tom Benson, our CFO for financial review.

Thomas Benson:  Thank you, Jerry, and good morning everyone. In the third quarter, we experienced a year-over-year net sales revenue increase of 8.2% reflecting incremental sales from the Pert and Sure acquisition and continued strength of our OXO brand.

Gross profit margin improved by 1.1 percentage points year-over-year.

Third quarter selling, general and administrative expense as a percentage of net sales revenue increased by 1.6 percentage points compared to the same period last year reflecting 5.5 million of incremental advertising investment in support of our recent brand acquisitions.

Third quarter net income was $27.1 million or 86 cents per fully diluted share compared to $24.7 million or 80 cents per fully diluted share for the same period last year.  This represents an increase in net income and earnings per fully diluted share of 9.4% and 7.5% respectively.

On December 31, 2010, we completed the acquisition of Kaz, a provider of a broad range of consumer products in the healthcare and home environment product categories. Significant products include humidifiers, dehumidifiers, vaporizers, thermometers, air purifiers, fans, portable heaters, heating pads and electronic mosquito traps. Kaz brands include Vicks, Braun, Honeywell, Kaz, Smarttemp, Softheat, Duracraft, Dunlop, Stinger and Nosquito.

Third quarter net sales revenue increased 8.2% year-over-year. Net sales revenue for the third quarter of fiscal 2011 was $205 million compared to $189.4 million in the prior year third quarter. This is a dollar increase of $15.6 million or 8.2%. The increase in net sales revenue reflects sales from the Pert and Sure acquisition and the continued growth of our Houseware segment. Sales growth was partially offset by declines in our international operations resulting from unfavorable foreign currency fluctuations and weak economic conditions.

Operating income for the third quarter of fiscal 2011 was $31.5 million which is 15.4% of net sales compared to $29.9 million or 15.8% of net sales in the third quarter of fiscal 2010. This represents an increase of $1.7 million or 5.6%. The increase in operating income primarily reflects the impact of sales growth and improvements in gross profit margin partially offset by higher selling and general and administrative expense.

Third quarter net income increased by $2.3 million to $27.1 million. This is 13.2% of net sales compared to $24.7 million or 13.1% of net sales in the prior year third quarter. This is a 9.4% increase in net income year-over-year. The growth in net income reflects an increase in net sales revenue and gross profit margin improvement year-over-year partially offset by higher SG&A expense.

Third quarter diluted earnings per share was 86 cents compared to 80 cents in the prior year’s third quarter — an increase of 6 cents or 7.5%. Our third quarter earnings per share reflects improvements in gross margin that began in the second half of fiscal 2010, the accretive impact of acquisitions, and growth in our Houseware segment year-over-year, partially offset by higher advertising expense and intangible asset amortization from recent acquisitions.

Now I will provide more detailed review of various components of our financial performance.

Products in our personal care segment include hairdryers, straightening irons, curling irons, thermal brushes, massagers, spa products foot baths, electric clippers and trimmers, hairbrushes and accessories, liquid hair care and styling products, shampoos, hair treatments, men’s fragrances, men and women’s antiperspirants and deodorants, foot powder, body powder and skincare products. Key brands in this segment include Revlon, Vidal Sassoon, Bed Head, Hot Tools, Dr. Scholl’s, Brut, Ammens, Infusium 23, Pert Plus and Sure.

Personal care net sales revenue for the third quarter of fiscal 2011 was $146.5 million compared to $134.2 million in the third quarter fiscal 2010. This represents an increase of $12.3 million or 9.2%. The growth in personal care net sales revenue reflects incremental sales from the Pert and Sure acquisition partially offset by a still difficult retail sales environment particularly in our foreign markets and the impact of unfavorable foreign currency fluctuations.

Our Houseware segment consists of the OXO business. OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, barbecue, barware, garden, automotive storage, organization and baby feeding, cleaning and bathing. Brands that we sell include OXO Good Grips, OXO steel, OXO SoftWorks, OXO Touchables, OXO tot and Candela.

Houseware net sales in the third quarter fiscal 2011 was $58.5 million compared to $55.2 million in the third quarter fiscal 2010. This is a sales increase of $3.3 million or 6%.Sales growth was driven primarily by new product introductions. The Houseware growth rate has declined compared to recent quarters due to the continued maturity of the segments, domestic markets and certain delays in new product introductions.

Consolidated gross profit for the third quarter of fiscal 2011 was $92.7 million which is 45.2% of net sales compared to $83.5 million or 44.1% of net sales in the prior year’s third quarter. This is a dollar increase of $9.2 million, which is an 11% increase in dollar terms and a gross margin improvement of 1.1 percentage points. The improvement in gross profit is due to the impact of commodity cost decreases in fiscal 2010 that continued to cycle through our cost of goods sold, and a change in sales mix in which grooming skin and hair care solutions with comparatively higher margins has become a more significant portion of the company’s overall net sales revenue.

Selling, general and administrative expense for the third quarter of fiscal 2011 was $61.2 million which is 29.9% of net sales compared to $53.7 million or 28.3% of net sales in the prior year’s third quarter.  This is an increase in dollar terms of $7.5 million and an increase in percentage terms of 14.1%. Selling, general and administrative as a percentage of sales increased 1.6% in the third quarter of fiscal 2011 compared to the third quarter of fiscal 2010.  The increase in SG&A in the third quarter is primarily due to year-over-year increase in advertising expense of $5.5 million, acquisition related costs associated with the Kaz transaction, and higher intangible asset amortization as a result of previous recent acquisitions. We expect the trend of higher SG&A expense to continue through the remainder of fiscal 2011 due to personal care of media advertising campaigns in support of the Pert Plus, Sure and Infusium brands.

Interest expense for the third quarter was $2,081,000 or 1% of net sales revenue compared to $2,146,000 or 1.1% of net sales revenue in the same quarter last year.

Interest expense for the third quarter of fiscal 2011 was $2.6 million compared to $3.1 million in the prior year’s third quarter.

Third quarter income tax expense was 8.6% of pretax earnings compared to an 11.2% effective tax rate in the same quarter last year. The decrease in the effective tax rate year-over-year relates primarily to the reversal of a reserve for an uncertain tax position for which the statute of limitations has now expired.

I will now discuss our financial position.

Our cash and cash equivalents balance was $70.6 million at November 30, 2010 compared to $59 million at November 30, 2009, and we had no borrowings on our $50 million revolving line of credit.

Our long term investment balance was $20.2 million at November 30, 2010 compared to $20.3 million at November 30, 2009.

Accounts receivable were $152.4 million at November 30, 2010 compared to $144.8 million at November 30, 2009.

Receivables turnover improved to 68 days at November 30, 2010 from 78.6 days at November 30, 2009.

Inventory at November 30, 2010 was $152.3 million compared to $129.8 million at November 30, 2009.

Stockholder’s equity increased $92.5 million to $655.9 million at November 30, 2010 compared to $563.4 million at November 30, 2009.

On December 31, we completed our acquisition of Kaz. The purchase price was $266 million subject to future adjustments including an adjustment for estimated closing date working capital. The acquisition was funded with $72 million of cash on hand and $194 million of new financing. Kaz sales for the next 12 months ending December 31, 2011 are expected to exceed $400 million, and we expect the acquisition to be accretive to Helen of Troy’s earnings per share for the fiscal year ending February 29, 2012.

I will now turn it over for questions.

Operator:  Thank you. Question and answer session will begin now. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, press star 1 on your push-button phone. Should you wish to withdraw your question, please press star 2.  Your question will be taken in the order it was received. Please stand by for your first question.

Our first question comes from Doug Lane with Jefferies & Company.

Doug Lane:  Yes hi. Good morning everybody.

Gerald Rubin:  Good morning Doug.

Doug Lane:  Staying on the year outlook, previously, for fiscal 2011, you had talked about 2.72 to 2.80 and that was before you announced Kaz.

So, you know, given probably what’s viewed as upside in the November quarter, and then we have the impact of Kaz for a couple of months on the February quarter, is that 2.72 to 2.80 still in the cards or will there be some added dilution from Kaz that might impact that number?

Gerald Rubin:  Right now, Doug, we’re looking at 2.72 to 2.80. Although we will have two months of Kaz there are a lot of transitional costs. And we’ve started the synergies so we do have some upfront costs there. But 2.72 to 2.80 is what we’re looking at.

Doug Lane:  Okay, that’s helpful. And then when you announced Kaz you talked about a 3.40 to 3.50 for 2012. And it doesn’t sound like anything’s changed. But, just if I could ask you specifically, are you still looking in that range for 2012?

Gerald Rubin:  No.

Doug Lane:  Okay.

Gerald Rubin:  Nothing has changed in that regard either.

Doug Lane:  Okay that’s helpful.  And just moving to OXO, you know, the OXO tot launch was in the quarter, so we were probably looking for a little bit more out of OXO than the 6% growth you delivered and I wondered if you had an update on OXO tot and whether there was some impact from that, or just what was going on to OXO to cause some slowing in the quarter?

Gerald Rubin:  Yes, Doug, you know, the year before comparison was OXO was up something like 22%. So they had some big numbers to beat.

You know, for the nine months, OXO has been up 9.2% year to date. And so that’s kind of what we’re looking at, mid-to high single digits for the year and kind of been trending at, as I said, 9.2%. So that trend should probably continue for the year.

Doug Lane:  Just, Jerry, are you just qualitatively happy with how tot’s rolled out?

Gerald Rubin:  Yes, it has limited distribution. It’s just starting off. It just has, you know, several big customers and, you know, they haven’t really rolled out, you know, the complete line.

You know, we’re all going to the Housewares Show this coming March. And, you know, OXO, as they usually do each year, will have over 100 new products that they’ve added or will be adding for this year to be showing. So there’s a lot in the pipeline. There’s literally hundreds of items in the pipeline but they try to control it by having just about 100 items or more a year coming out each year.

Doug Lane:  Okay, okay. And then lastly on the appliance business, you mentioned the mix shift to the liquids and lotions. And appliances have been somewhat weak for two or three years now. Can you just dig a little bit into that? Is it more retail than professional? Are you losing market share? Do you think that the overall industry’s declining and just if you could give us some - just a couple of comments on the appliance business specifically?

Gerald Rubin:  You know, I don’t think that our market share’s declining. I think just, you know, the market for retail or professional or and professional, you know, has been soft and, you know, we do everything that we can to promote it. So do our competitors. But it has been, you know, soft for the retailers as far as, you know, electrical personal care products.

Doug Lane:  Okay, and then just lastly on the gross margin outlook, you were cautious coming into the quarter. You delivered gross margin upside. Are you still cautious looking at gross margin over the next two or three or four quarters or is there something changed there that has improved the outlook?

Gerald Rubin:  You know, well, as you know we, you know, our gross profit, you know, for the quarter was 45.2. We’ve been - for the year we were at 45.5 which is, you know, very, very close.

For the first two months that we’re going to own Kaz, that gross profit will be less because, as we announced before, Kaz does have lower gross margins than Helen of Troy does. I don’t have the exact number what it’s going to come out. But because their business has a lower gross profit it would affect our gross profit that we’ve been having for the last nine months.

Doug Lane:  You were concerned about just broader input costs, inflation and freight costs. And it looks like you’ve been able to  overcome that just in your core business before you even layer in Kaz. Has there been an improvement in the cost outlook?

Gerald Rubin:  Yes, you know, there - of course there are costs of all - of the products that we buy and freight costs and oil and plastic and copper. But, you know, we’ve been able to hold our own. I wouldn’t look for any increase in this 45% range for the Helen of Troy group. But, you know, we’re holding our own.

Doug Lane:  Okay that’s helpful. Thanks Jerry.

Operator:  Our next question comes from Jason Gere with RBC Capital Markets.

Jason Gere:  Okay thanks, good morning, just wanted to get some follow-up with the last set of questions that came out there.

So with OXO, Jerry, you were, I think, mentioning just, you know, some things about delays in new products and the maturing segments. So I guess, you know, I look at the 6% on top of a 20% is obviously a good run rate. The two year sec continues.

So as we look to 2012, I mean in the past you’ve been pretty confident about double-digit type of organic sales with OXO.

So, I gues,s I’m wondering if your thoughts have changed there? Can you talk about the innovation outside of the tot launch, like what you’re thinking about for 2012, and then in terms of from a distribution standpoint, like, how much more runway is there?

Gerald Rubin:  Okay, well for the OXO division, you know, what we’re looking for now for next year because they are having a good year — they’re up over 9.2% — you know, we’re looking for, you know, mid-to high single digits. If it gets to double digits, I think that’d be great. They do have as I mentioned, they do have a lot of new products that they’re coming out with. They usually show them at the Houseware Show. You know, hopefully, they’re going to get good distribution which they’ve always had over the last, you know, 15 years, they’ve had increases. So, you know, they’re going to do very well with their new products.

The OXO tot, you know, will do well as soon as they get more distribution and get all the products out in the field.

And, you know, as far as, you know, what new products and categories that they are coming out with,  I guess you’ll have to wait till the Houseware Show because we don’t usually announce it until the Houseware Show to show all the new products. But, you know, rest assured that there are a lot of new products in the pipeline and they will be showing them. And, you know, we - we’re hopeful, you know, that they’ll have double digit growth. But right now we’re, you know, trying to be conservative and say mid-to high-single digits, which they are right now at 9.2%.

Jason Gere:  And then how much of that mid-to high-single digit would be carryover from the tot launch? Because again, you know, I thought that, you know, it was delayed from August until November and again it’s limited distribution.

So I just I guess I’m trying to think about the innovation like how that’s parceled out next year and how you feel, you know, how comfortable you feel with that versus maybe innovation you’ve driven out in the last couple of years which has been very, very strong.

Gerald Rubin:  As far as the OXO tot, you know, it’s going to be a small part of the 9.2%. I don’t have all the numbers yet because they haven’t finished the year yet but it’ll be a small part of the 9.2%. It isn’t the whole thing if that’s what you’re alluding to. No that’s not what giving us the 9.2% growth.

Jason Gere:  Okay.

Gerald Rubin:  Go ahead.

Jason Gere:  Okay, and I’ll just move on, I guess. So in terms - from a gross margin standpoint you’re saying just as we look out to 2012 and, you know, embedded in that 3.40 to 3.50 obviously is Kaz which will weigh down on your gross margin. So, you know, for this - I guess this year you’re saying the 45 is kind of the cap and then we should expect that kind of maybe initially to pull back into maybe the 43% range or so. Obviously, you’ll get more productivity and you’ll improve margins over time. But just the initial - how initially plays through because it’s a lower margin business. Is that a fair way of looking at it? If you’re going to hit the 45 - you’re going to hit the 45, and they pull back, but then, hopefully, longer term, it’ll exceed that.

Gerald Rubin:  Well, you know, as I mentioned several times, Kaz does have a lower gross profit than Helen of Troy. Helen of Troy as you see is in the 45% range for the nine months.You know, Kaz will bring it down over the next year. I don’t have the exact numbers of what it’s going to but it definitely will be down because, as I mentioned, they do work on a lower gross profit. But that’s certainly profit and earnings per share to the company. And that’s how we plan to get our earnings up next year. And then, you know, we’ll see as time goes on with the synergies and better sourcing and all the things that we have planned, hopefully, we’ll get those numbers up again. But, you know, so the bottom line, you know, Kaz will be accretive to our earnings.

Jason Gere:  No, certainly and then, Tom, just a couple of housekeeping. You talked about FX being negative. Can you quantify what the FX is on the top line? And then acquisitions Pert and Sure, can - I think last year last quarter it was almost 20 million in sales. What was the contribution this quarter? It just helps us kind of figure out what the core is doing. Thanks.

Thomas Benson:  Sure. The FX impact on the topline was a negative 2.49 million for the quarter. And Pert and Sure, was 17.6 million, was the sales for the quarter.

Jason Gere:  Okay was there any - with Pert and Sure was there any reason for, I guess, the run rate to slow a little bit and - I mean just with the step up in the advertising, you know, that you called out, should you expect it to kind of get back up to that $20 million per quarter just like...

Thomas Benson:  No.

Jason Gere:  ...it’s just the timing of the benefits of the advertising?

Thomas Benson:  When we had the 20 million last quarter, I cautioned people, I told people that we had one customer that we had been delayed in shipping when we took over that business. And there was some catch-up that did happen in the second quarter. The — so, I mean, $17-1/2 million I mean for four quarters is right in or above the range that we had talked about for this business. So we’re pleased with it.

The $20 million...

Jason Gere:  Okay.

Thomas Benson:  ...in the quarter was too high, I mean, for an annual run rate.

(Crosstalk)

Thomas Benson:  And I mentioned that last quarter.

Jason Gere:  Okay, so going forward, we should kind of pick something in the range that - in the third quarter, at least for modeling purposes?

Thomas Benson:  I’m sorry, Jason; could you repeat that?

Jason Gere:  No, just saying that we should - what you’ve achieved in this November quarter, we should think about going forward, so, you know...

Thomas Benson:  Yes, when we had done this acquisition, we had - I believe we announced 65 million. And so, you know, this quarter it gets us to 70. So, you know…

Jason Gere:  Okay.

Thomas Benson:  That’s more the range. It’s not the 80 based on the last quarter.

Jason Gere:  Yes. Okay, great. Thanks a lot guys.

Thomas Benson:  Thanks.

Operator:  Our next question comes from Gary Giblen with Lafferty.

Gary Giblen:  Yes. Hi, good morning. I wonder if you could elaborate further on the - what you refer to as targeted expense reductions? I mean since Helen of Troy runs or runs a pretty lean ship already, and you’ve cleaned up distribution, the distribution system, in the last year or so, you know, what are - give us some flavor ,please, for what kind of targeted expense reductions you have.

Thomas Benson:  Gary, when we announced the Kaz acquisition, we mentioned to people that there was - we felt there was synergy potential. We put a number out, a run rate of $10 million. But we said that would not be achieved until the second full year. So we’re working very hard to integrate Kaz and their brands and the different departments. So it’s really a - for the next year, we’re going to be working on bringing the two companies together. And we will get some cost savings out of that. There will be some initial cost to implement some of these things as Jerry was mentioning about, you know, we’re not expecting a - any type of meaningful positive, negative impact from Kaz in the first two months for this fourth quarter because we have some transaction costs and transition costs.

Gary Giblen:  Okay. I mean, do you view Kaz as a - as an efficient cost structure company and it’s just the combination and synergies, or is there sort of core cost structure improvements to be made?

Thomas Benson:  I would say that they - overall they’re efficient cost structure company just as Helen of Troy is. But when you put two of them together, you end up with some duplication in certain areas. So it’s more coming from duplication and synergies than necessarily pure just taking cost out because of inefficiency of either company.

Gary Giblen:  Okay. And are there any special degree of cost reduction and opportunities within core Helen of Troy?

Thomas Benson:  We work on that constantly every day around here. So I mean there’s not any big pools that I feel we have not worked on or haven’t taken advantage of. So, core Helen of Troy does not have meaningful cost savings. Everything’s going to come through the synergies.

Gary Giblen:  Okay. That’s very helpful. Thank you.

Thomas Benson:  Thank you Gary.

Operator:  And again as a reminder, that is star 1 if you’d like to ask a question. We’ll move next to Lee Giordano with Imperial Capital.

Lee Giordano:  Hi. Thank you. Good morning everybody. I had a question on the international business. I know you highlighted that there was some weakness in the economies internationally. Maybe you could talk a little bit about, you know, where specifically you’re seeing that weakness?

And then also could you highlight what you’re seeing here in the US as far as the big picture consumer spending environment, you know, as you do your own work and as you talk to your retailers?

What are you seeing out there? Are things improving, getting worse? What’s kind of the big picture? Thanks.

Thomas Benson:  This is Tom Benson. On the international front, the major areas we operate in Canada, Latin America and Europe, Latin American Europe have been soft, the - soft economies. And that has impacted our sales greater than it has in, I’ll call-it the US and Canadian market. So when we’re talking about international, it’s really Latin America and Europe, that we’re feeling the impact of the economy. Europe we’re feeling the impact of the currency, not as much in Latin America.

Jerry will talk about, kind of, the consumers.

Gerald Rubin:  You know, I think this Christmas, everybody that we sold - I think they did well with their products. I can’t tell you they did great. They did well. After Christmas, I think that there’s some softness that I see by talking to some of the major retailers. Of course, it’s too early to come to any conclusions because there’s been bad weather in different parts of the country. There’s even bad weather coming to the Northeast today.

So, you know, we’re just cautiously optimistic, you know, for the business going forward.

Lee Giordano:  Great. Thank you.

Gerald Rubin:  Yes.

Operator:  And again, that is star 1 if you’d like to ask a question.  And it does look like there are no further questions. And we’ll turn the conference back to Gerald Rubin to conclude.

Gerald Rubin:  Well thank you everybody for listening into our third quarter conference call. Our next conference call will be our year-end fiscal conference call. And I look forward to everybody calling in then. Thank you again.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 888-203-1112 with replay pass code of 6648847.

This concludes our conference call for today. Thank you for participating and have a nice day. All parties may disconnect now.

END